Exhibit 10.3

MANAGEMENT AGREEMENT

by and between

CRESCENT ENERGY COMPANY

and

KKR ENERGY ASSETS MANAGER LLC

THIS MANAGEMENT AGREEMENT is entered into as of December 7, 2021 (the “Effective Date”), by and between Crescent Energy Company, a Delaware corporation (the “Company”), and KKR Energy Assets Manager LLC, a Delaware limited liability company (the “Manager”).

RECITALS:

WHEREAS, the Company desires to engage the Manager to manage and provide certain management and investment advisory services to the Company and its Subsidiaries; and

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means with respect to a Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, employee or general partner of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner; provided, that, it is acknowledged and agreed that (x) KKR and any Other KKR Funds are Affiliates of the Manager and (y) portfolio companies or companies in which any Other KKR Funds invest, including the Company and its Subsidiaries, shall not be deemed Affiliates of the Manager, except in the case of Section 2(e) or Section 3(a).

“Agreement” means this Management Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Balance Sheet Affiliates” means, collectively, KKR & Co Inc. and any of its direct and indirect subsidiaries.

“Board” means the board of directors of the Company.

“Broken Deal Expenses” means all out-of-pocket fees, costs and expenses fairly allocable to the Company consistent with the Cost Allocation Policy (a) in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including any travel-related costs and expenses incurred in connection therewith (including costs and expenses of accommodations and meals, costs and expenses related to attending trade association meetings, conferences or similar meetings for purposes of evaluating potential investment opportunities or developing potential investment ideas, trends and themes within industries, sectors or geographies, and with respect to travel on non-commercial aircraft, costs of travel at a comparable business class commercial airline rate), any deposits or down payments of cash or other property that are forfeited in connection with, or amounts paid as a penalty for not consummating, a proposed investment that is not ultimately made and (b) for diligence and other services performed by the Manager, its Affiliates, Capstone, RPM, their investment professionals, Senior Advisors or Industry Advisors in connection with their investment activities, including procuring, developing, implementing or maintaining information technology, data subscription and license-based services, research publications, materials, equipment and services, computer software or hardware and electronic equipment, and performing research related to investments, industries, sectors, geographies or other relevant market, economic, geopolitical or similar data or trends, including risk analysis software, in each case including fees, costs and expenses of the type described in Section 7(b); provided, that, for the avoidance of doubt, with respect to any such diligence or other services performed by the Manager pursuant to this clause (b), the Manager shall only be reimbursed for its out-of-pocket costs and expenses. In determining the amount of Broken Deal Expenses that may be fairly allocable to the Company and to any Other KKR Funds that may participate in investments with the Company, the Manager will comply with the Cost Allocation Policy, including by taking into account such factors as it deems appropriate.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Capstone” means any or all of KKR Capstone Americas LLC, KKR Capstone EMEA LLP, KKR Capstone EMEA (International) LLP, KKR Capstone Asia Limited, their Subsidiaries, and any entities serving a similar role thereto, in each case, that are Affiliates of KKR.

“Capstone Fees” means any amount paid to Capstone for consulting services rendered to KKR, any Affiliate of KKR, any portfolio company of KKR, the Company, any Other KKR Fund, or otherwise.

“Cause Event” means (i) a formal judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Manager or its assignees has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement, (ii) an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Manager, or (iv) a determination that the Manager has (a) committed fraud against the Company, (b) misappropriated or embezzled funds of the Company, or (c) acted, or failed to act, in a manner constituting bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all remedial action against such Person and cures any damage to the Company caused by such actions or omissions within thirty (30) days of such determination, then such event shall not constitute a Cause Event.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals.

“Company OpCo Ownership” means the percentage obtained by dividing (i) the number of Units (as defined in the LLC Agreement) held by the Company by (ii) the total number of issued and outstanding Units.

“Confidential Information” means all confidential, proprietary or non-public information of, or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential investments, plans, compensation, clients or investors of the Company or its respective Subsidiaries, written or oral, obtained by the Manager in connection with the services rendered hereunder; provided that Confidential Information shall not, include information which (v) is in the public domain at the time it is received by the Manager, (w) becomes public other than by reason of a disclosure by the Manager in breach of this Agreement or any other contractual arrangement between the Manager or its Affiliates and the Company or any of its Subsidiaries, (x) was already in the possession of the Manager (as demonstrated by the Manager’s written records) lawfully and on a non-confidential basis prior to the time it was received by the Manager from the Company or its Subsidiaries, (y) was obtained by the Manager from a third party which, to the best of such Manager’s knowledge, was not disclosed in breach of an obligation of such third party not to disclose such information, or (z) was developed independently by the Manager without using or referring to any of the Confidential Information.

“Cost Allocation Policy” means the allocation policy and principles of the Manager and/or its Affiliates, in effect from time to time, with respect to the allocation of costs and expenses as between the Company or its Subsidiaries, on the one hand, and one or more Other KKR Funds, on the other (as the same may be amended, updated or revised from time to time).

“Effective Date” has the meaning set forth in the Recitals.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.

“Equity Issuance Value” means the sum of the net proceeds from all issuances of equity securities of the Company and, unless there is a corresponding equity issuance by the Company in connection with such OpCo equity issuance to avoid duplication, OpCo following the Effective Date (it being understood that the issuance of shares of Common Stock upon the redemption or exchange of OpCo Units (as defined in the Transaction Agreement) shall not be deemed to be issuances by the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Agreements” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended from time to time.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Incentive Allocation Value” means an amount equal to (x) the number of shares of Common Stock issued as Incentive Compensation that vest during the relevant period multiplied by (y) the trading price of such shares as of the date of such vesting.

“Incentive Compensation” means the equity award based on Common Stock that is granted to the Manager with respect to each calendar year (or part thereof) that this Agreement is in effect.

“Independent Director” means a member of the Board who is “independent” in accordance with the rules of the applicable National Securities Exchange and otherwise disinterested with respect to the specific matter and has no direct or indirect material relationship with KKR that would interfere with the exercise of independent judgment by such director, as determined by the Independent Directors.

“Industry Advisors” means the individuals (a) providing advisory services to KKR, any Other KKR Fund, or any of the portfolio companies of any Other KKR Fund and (b) who are designated as “Industry Advisors” by KKR.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Investment Allocation Policy” means the investment allocation policy and principles of the Manager and/or its Affiliates, in effect from time to time, with respect to the allocation of investment opportunities as between the Company and its Subsidiaries, on the one hand, and one or more Other KKR Funds, on the other (as the same may be amended, updated or revised from time to time).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines of the Company approved by the Board, as may be amended, restated, modified, supplemented or waived pursuant to the approval of the Board, including a majority of the Independent Directors, from time to time. As of the Effective Date, such investment guidelines are listed on Exhibit A.

“KKR” means, collectively, the Manager and its Affiliates, including KKR & Co. Inc. and its subsidiaries.

“KKR Personnel” means certain partners, members, managing directors, directors, officers, or employees of KKR.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Crescent Energy OpCo LLC, dated December 7, 2021.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Management Fee” means the management fee, without duplication, payable quarterly in arrears with respect to each calendar quarter commencing with the quarter in which the Effective Date occurs, in an amount equal to (x) (A) $53,300,000 per annum ($13,325,000 per quarter) plus (B) 1.50% per annum (0.375% per quarter) of the Equity Issuance Value multiplied by (y) the Company OpCo Ownership.

The Management Fee shall be pro-rated for partial periods, to the extent necessary, as described more fully elsewhere herein.

“Manager” has the meaning set forth in the Recitals.

“Manager Expenses” has the meaning set forth in Section 7(a) hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5 hereof.

“National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the shares of the Common Stock of the Company (or its successor) are listed, traded, exchanged or quoted.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.

“Other KKR Funds” means, collectively, any other investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised and/or managed by KKR (including proprietary KKR vehicles that are subsidiaries of KKR & Co. Inc.), whether currently in existence or subsequently established, in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with KKR’s side-by-side or additional general partner investments with respect thereto.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Proceeding” any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

“Regulated Broker-Dealer” means a U.S. registered broker-dealer or a non-U.S. equivalent thereof.

“Regulated Broker-Dealer Fees” means any placement, underwriting, syndication, solicitation, arranger, dealer-manager, brokerage or other fees, including discounts, commissions and concessions, paid to a Regulated Broker-Dealer for Regulated Broker-Dealer Services.

“Regulated Broker-Dealer Services” means services rendered by a Regulated Broker-Dealer in connection with the offer, sale, placement, underwriting, syndication, arrangement, structuring, restructuring, purchase, repurchase or exchange of securities or financing, or the effectuation of any securities or financing transactions, in each case other than with respect to the making of an investment.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“RPM” means RPM Energy Management, LLC, and any of its Affiliates serving a similar role to RPM Energy Management, LLC.

“RPM Fees” means any amount paid to RPM for services rendered to KKR, any Affiliate of KKR, the Company, any Other KKR Fund, any investment or otherwise.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Advisors” means the individuals who are (a) providing advisory services to KKR, any Other KKR Funds, or any of the portfolio companies of Other KKR Funds and (b) designated as “Senior Advisors” by KKR.

“Service Costs” means any amounts paid to the Manager or any Affiliate of KKR by a portfolio company or any Person through which the Company makes an investment for local administration or management services related to such investment that (a) are determined by the Manager, acting in good faith, to be reasonably necessary in order to achieve beneficial legal, tax or regulatory treatment with respect to the relevant investment and (b) would otherwise be payable to a third party for such services.

“Subsidiary” means a corporation, limited liability company, partnership (general or limited, including any limited liability limited partnership), joint venture, trust (whether common law or statutory) or other entity or organization of which: (a) the Company or any other direct or indirect subsidiary of the Company is a general partner, manager or managing member, or (b) voting power to elect a majority of the board of directors, trustees or other Persons performing similar functions with respect to such entity or organization is held, owned or controlled, directly or indirectly, by the Company or by any one or more of the Company’s subsidiaries.

“Technical and Operating Partners” means RPM, Fleur de Lis Energy, LLC, Venado Oil & Gas, LLC, and Bridge Energy Holdings LLC and any additional operators and technical partners as are engaged by KKR, Other KKR Funds, the Company or the Manager from time to time (together with their permitted assigns and successors and any Affiliates through which they provide services in respect of one or more investments).

“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the average annual Management Fee and (ii) the average of the Incentive Allocation Value (but only with respect to the fully vested portion thereof as of the Effective Termination Date), in each case earned by the Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

“Transaction Agreement” means that certain Transaction Agreement dated as of June 7, 2021 by and among Contango Oil & Gas Company, Independence Energy LLC, IE PubCo Inc., IE OpCo LLC, IE C Merger Sub Inc. and IE L Merger Sub LLC.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

(b) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company hereby appoints the Manager, as agent, to manage the investments, assets and day-to-day business and affairs of the Company and its Subsidiaries, subject at all times to applicable law, the further terms and conditions set forth in this Agreement and to the supervision of the Board. Except as otherwise provided in this Agreement, the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties under the Manager’s supervision and/or its Affiliates.

(b) The Manager, in its capacity as manager of the assets, investments and the day-to-day operations of the Company and its Subsidiaries, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board of the Investment Guidelines.

(c) Subject to the oversight of the Board and the terms and conditions of this Agreement (including the Investment Guidelines), the Manager will have plenary authority with respect to the management of the business and affairs of the Company and will be responsible for the day-to-day management of the Company. The Manager will perform (or cause to be performed through one or more of its Affiliates or Subsidiaries) such services and activities relating to the assets, investments and business and affairs of the Company and its Subsidiaries as may be appropriate or otherwise mutually agreed from time to time, including (references to the Company below shall be deemed to include a reference to the Company’s Subsidiaries, as applicable):

(i) serving as an advisor to the Company with respect to the establishment and periodic review of the Investment Guidelines for the Company’s investments, financing activities and operations, any modifications to which will be approved by the Board, including a majority of the Independent Directors;

(ii) identifying, investigating, analyzing, and selecting possible investment opportunities and originating, negotiating, acquiring, consummating, monitoring, financing, retaining, selling, restructuring, refinancing, hypothecating, pledging or otherwise disposing of investments consistent in all material respects with the Investment Guidelines;

(iii) with respect to prospective acquisition, purchases, sales, exchanges or dispositions of investments, conducting negotiations on the Company’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives;

(iv) negotiating and entering into, on the Company’s behalf, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s activities;

(v) engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include Affiliates of the Manager) that provide various services with respect to the Company, including, without limitation, investment banking, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s activities or investments (or potential investments);

(vi) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(vii) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix) communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x) advising the Company in connection with policy decisions to be made by the Board;

(xi) engaging one or more sub-advisors with respect to the management of the Company, including, where appropriate, Affiliates of the Manager;

(xii) advising the Company regarding the maintenance of the Company’s exemption from regulation as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from regulation as an investment company under the Investment Company Act;

(xiii) furnishing reports to the Company and the Board regarding the Company’s activities and services performed for the Company by the Manager and its Affiliates;

(xiv) monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xv) investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners) and advising the Company as to the Company’s capital structure and capital raising;

(xvi) capital reinvestment into the assets of the Company;

(xvii) causing the Company to retain a qualified independent public accounting firm and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and systems with respect to financial reporting obligations and to conduct periodic compliance reviews with respect thereto;

(xviii) assisting the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix) assisting the Company to comply with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by any National Securities Exchange, and facilitating compliance with the Sarbanes-Oxley Act of 2002, the listing rules of any National Securities Exchange, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

(xx) assisting the Company to take all necessary actions to enable the Company to make required tax filings and reports;

(xxi) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company or its Subsidiaries may be involved or to which the Company or its Subsidiaries may be subject arising out of the Company’s day-to-day activities (other than with the Manager or its Affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by the Board;

(xxii) serving as the Company’s advisor with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Company’s Governing Agreements may include financing by the Manager or its Affiliates);

(xxiii) providing the Company with portfolio management and other related services;

(xxiv) arranging marketing materials and other related documentation, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xxv) assisting the Company with coordinating that (a) all filings, licenses, permits and/or approvals (including the renewals thereof) required or necessary under applicable law are made with and/or obtained from any Governmental Entity and (b) all required or necessary bonding, credit support and/or other forms of financial security have been provided to any third party or Governmental Entity, in each case of (a) and (b), in connection with the operations or business of the Company; and

(xxvi) performing such other services from time to time in connection with the management of the business and affairs of the Company and its investment activities as the Board shall reasonably request and/or the Manager shall deem appropriate under the particular circumstances.

(d) For the duration of and on the terms and conditions set forth in this Agreement, the Company and each of its Subsidiaries hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf from time to time, as the Company’s true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of the Company as the Manager, in its sole discretion, deems necessary or appropriate in connection with the performance of its services hereunder. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement. The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

(e) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. The Company shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that (x) such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis and (y) such services and the costs thereof are approved by a majority of the Independent Directors.

(f) The Company agrees to take (or cause to be taken) all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to make any filing required to be made under the Securities Act, Exchange Act, Code, or other applicable law, rule or regulation, including, the rules and regulations of a National Securities Exchange, on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(g) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Independent Directors on the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, (i) reports and other information on the Company’s operations, including quarterly budget to actual comparisons and (ii) other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(h) The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all periodic reports and financial statements with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Agreements, or any other materials required to be filed with any governmental body or agency, including but not limited to the SEC, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(i) The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance, asset performance and compliance with the Investment Guidelines, and policies approved by the Board.

(j) Officers, managers, employees, agents, partners, trustees or fiduciaries of the Manager and its Affiliates may serve as directors, officers, managers, employees, agents, fiduciaries, nominees or signatories for the Company or any of its Subsidiaries, if appointed as such in accordance with the Governing Agreements of the Company and its Subsidiaries. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries.

(k) At all times during the term of this Agreement, the Manager shall be covered by an “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries.

(l) The Manager agrees to be bound by the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and Policy on Insider Trading and other compliance and governance policies and procedures required under the Exchange Act, the Securities Act, or by the National Securities Exchange or other securities exchange, if any (collectively, the “Conduct Policies”), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, and employees, and any officers or employees of its Affiliates acting on behalf of the Manager who are involved in the business and affairs of the Company, to be bound by the Conduct Policies to the extent applicable to such Persons.

(m) Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate in connection with such services.

Section 3. Additional Activities of the Manager; Allocation of Investment Opportunities; Non-Solicitation; Restrictions.

(a) Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, or any of its or their officers, directors, managers, partners, employees or equityholders from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, including, without limitation, the sponsoring, closing and/or managing of any Other KKR Funds that employ investment objectives or strategies that overlap, in whole or in part, with the Investment Guidelines of the Company, (ii) in any way bind or restrict the Manager or any of its Affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, or any of its or their officers, directors or employees may be acting, subject however, as applicable, to the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and Policy on Insider Trading and to applicable law regarding persons in receipt of material non-public information of the Company or (iii) prevent the Manager or any of its Affiliates from receiving fees or other compensation or profits from such activities described in this Section 3(a) which shall be for the Manager’s (and/or its Affiliates’) sole benefit. The Manager and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Manager sponsor, advise and/or manage one or more Other KKR Funds and may in the future sponsor, advise and/or manage additional Other KKR Funds, (ii) the Manager will allocate investment opportunities that overlap with the Investment Guidelines of the Company and such Other KKR Funds in accordance with the Investment Allocation Policy and this Agreement and (iii) nothing in this Agreement shall prevent the Company from investing in, acquiring, selling assets to or merging with any joint ventures with Other KKR Funds or purchasing assets from, selling assets, merging with or arranging financing from or providing financing to Other KKR Funds, subject to Section 3(e).

(b) For investment allocation purposes, the Company and KKR Energy Income and Growth Fund II L.P. and the parallel vehicles or alternative vehicles relating thereto (“EIGF II”) are referred to herein as the KKR Energy Real Assets Platform’s “Flagship Funds.” Until the Exhaustion Date, all investment opportunities in upstream oil and gas assets and operating companies will be presented to the Company with the total amount of the available investment allocated between the Company and EIGF II in good faith by the Manager on a pro rata basis, subject to and taking into account available capital, applicable concentration limits, investment restrictions and other similar considerations. At such time as the Company has received an allocation of such investment opportunity in such amount as satisfies the foregoing sentence, any remaining portion of such investment opportunity may be allocated to any Other KKR Funds in accordance with the Investment Allocation Policy. Notwithstanding the foregoing, follow-on investment amounts will be generally allocated between the Company and EIGF II in proportion to the relative amount such vehicle initially invested in the applicable investment. Following the exhaustion of EIGF II’s investment capital (the “Exhaustion Date”), the Manager shall continue to ensure that each investment opportunity in upstream oil and gas assets and operating companies is presented to the Company and ensure that at least 70% of any such investment amounts are allocated to the Company. Subject to compliance with the allocation provisions set forth herein, nothing herein shall prevent KKR and its Affiliates (including Other KKR Funds) from participating in, and the Company hereby waives its rights to, any investment opportunities (including if the Company is unable to, or elects not to, participate in any such opportunity, and in any remaining portion of any such opportunity following the allocations described herein); provided, however that in the event (i) the Company is allocated a portion of an investment opportunity in upstream oil and gas assets or operating companies in accordance with this Agreement, (ii) the Manager determines that the Company is able to participate in such opportunity, taking into account the factors described herein, including available capital, and (iii) the Company elects not to participate in such opportunity, then KKR and its Affiliates (including Other KKR Funds) shall only be entitled to participate in the portion of such opportunity that was originally allocated to the Company with the consent, approval or ratification of a committee of the Board consisting entirely of Independent Directors and by majority consent of the members thereof (which approval may be provided as a principle or pursuant to general instructions and need not be provided on a transaction by transaction basis). If KKR forms a successor fund to EIGF II that is treated as a Flagship Fund for investment allocation purposes, then such successor fund will be treated in the same manner as EIGF II vis-à-vis the Company for allocation purposes and the allocations contemplated hereby.

(c) The Company acknowledges that from time to time, investment opportunities outside of upstream oil and gas assets and operating companies may arise that are suitable for investment by the Company and EIGF II (and any successor fund), on the one hand, and by Other KKR Funds (or successor funds thereto), on the other, that (A) are engaged in an investment strategy that is materially different from the strategy contemplated by the Investment Guidelines (such as distressed debt or special situations investment vehicles) and (B) have pre-existing defined allocation rights pursuant to KKR’s allocation policies or contractual undertakings agreed with the investors in such Other KKR Funds. In such cases, the Company and EIGF II (and any successor fund) may co-invest alongside such Other KKR Funds in such investments from time to time. KKR will allocate such investment opportunities among the Company and EIGF II, on the one hand, and such Other KKR Funds, on the other hand, in a manner consistent with the priority investment rights of the Other KKR Funds as is reasonably determined by KKR, taking into account such factors as KKR deems appropriate, which may include, for example, investment objectives, target investment sizes, available capital, the expected hold period for an investment, timing of capital inflows and outflows and anticipated capital commitments and subscriptions, liquidity, applicable concentration limits and other investment restrictions, mandatory minimum investment rights and other contractual obligations applicable to participating funds, vehicles, and accounts and/or their investors, portfolio diversification, tax efficiencies and potential adverse tax consequences, regulatory restrictions applicable to participating funds, vehicles, and/or their investors, policies and restrictions (including internal policies and procedures) applicable to participating funds, vehicles, and accounts, the avoidance of odd lots or cases where a pro rata allocation would result in a de minimis allocation to one or more participating funds, vehicles, and accounts, the potential dilutive effect of a new position, the overall risk profile of a portfolio, the potential return available from a debt investment as compared to an equity investment and other factors deemed relevant by KKR.

(d) Where investments that are consistent with the Company’s Investment Guidelines are shared with one or more Other KKR Funds, the Manager may, but is not obligated to, aggregate sales and purchase orders of securities and other investments of the Company with similar orders being made simultaneously for such Other KKR Funds, if in the Manager’s judgment, such aggregation is likely to result generally in an overall economic benefit to the Company. The determination of such economic benefit to the Company by the Manager is subjective and represents the Manager’s evaluation that the Company is benefited by relatively better purchase or sales prices, lower commission expenses, increased access to investment opportunities, beneficial timing of transactions or a combination of these and other factors.

(e) The Board may periodically review the Investment Guidelines. The Manager shall not consummate on behalf of the Company any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from, KKR, any Other KKR Fund or any of their Affiliates unless such transaction (A) is on terms no less favorable to the Company than could have been obtained on an arm’s length basis from an unrelated third party and (B) has been approved in advance by a majority of the Independent Directors. In connection with the foregoing, it is understood and/or agreed for greater certainty that while conflicts of interests may arise from time-to-time in connection with the investment activities of the Company, KKR and the Other KKR Funds and that the Manager will resolve any such conflicts of interest in a fair and equitable manner in accordance with the Investment Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among Other KKR Funds generally, only those transactions set forth above shall be required to be presented for approval by the Independent Directors; provided, that the foregoing shall not limit the ability of the Manager, in its discretion, to present additional matters involving the Company to the Independent Directors from time-to-time for review, advice and/or approval to the extent the Manager reasonably determines that doing so is appropriate under the circumstances (including, without limitation, as a result of a determination that such matters give rise to material conflicts of interest that are appropriate to be reviewed and/or approved by the Independent Directors); provided, further, that if the majority of the Independent Directors approve any matter or transaction presented for their approval despite a conflict of interest after the Manager has disclosed all material facts relating to such conflict of interest, then the Manager shall not have any liability to the Company or any stockholder by reason of such conflict of interest for actions in respect of such matter taken in good faith by any of them, including actions in the pursuit of their own interests.

(f) The Manager shall provide the lead Independent Director (or, if none, the chairman of the audit committee) with written notice in the event that the Manager is engaged in a material investment or activity which conflicts with the Company’s interests other than as contemplated herein.

Section 4. Bank Accounts. At the direction of the Board, the Manager may establish and maintain, as agent on behalf of the Company, one or more bank accounts with a “qualified custodian” in the name of the Company or any Subsidiary in accordance with applicable law, and may cause the Company to deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Manager shall ensure that such custodian(s) from time to time render statements, including appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company or any Subsidiary.

Section 5. Records; Confidentiality.

The Manager shall maintain appropriate books of account, records and files relating to services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon advance written notice. Manager shall also provide the Company, its subsidiaries and their representatives, independent accounting firms and outside consultants with reasonable access to appropriate personnel of the Manager so as to enable the accountants and consultants to conduct the Company’s audit and to review, design and test the Company’s internal controls over financial reporting. The Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that services may be provided with respect to the Company by service providers (e.g., administrators, prime brokers and custodians) and so long as such service providers are monitored by the Manager with due care, the Manager shall be in compliance with the foregoing). Until the second (2nd) anniversary of the termination of this Agreement, the Manager shall keep confidential any and all Confidential Information and shall not use Confidential Information in contravention of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to officers, directors, employees, agents, representatives, advisors of the Manager or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder or in furtherance of KKR’s asset management or capital markets businesses, (ii) to appraisers, lenders or other financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or its Affiliates (including, any filings made by KKR as a result of its status as a public company) or disclosure or presentations to investors of the Company or KKR (subject to compliance with Regulation FD), (iv) to governmental agencies or officials having jurisdiction over the Company or the Manager, (v) as required by law or legal process or requested by applicable regulatory authorities, in each case, to which the Manager or any Person to whom disclosure is permitted hereunder is a party or subject, (vi) to existing or prospective investors in Other KKR Funds and their advisors to the extent such persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and non-use, or (vii) otherwise with the consent of the Company, including pursuant to a separate agreement entered into between the Manager and/or any Other KKR Funds and the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clause (i), it is agreed that, so long as not legally prohibited, the Manager will (x) consider, and if advisable seek, at the Company’s sole expense, an appropriate protective order or confidentiality agreement, (y) notify the Board of such disclosure, and (z) in the absence of an appropriate protective order or confidentiality agreement, disclose only that portion of such information that is responsive to such request or demand.

Section 6. Compensation.

(a) For the services rendered under this Agreement, the Company shall pay the fees and compensation described in the remainder of this Section 6 to the Manager. The Manager will not receive any compensation for any periods prior to the Effective Date.

(b) The Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the calendar quarter in which the Effective Date occurs. If applicable, the initial and final installments of the Management Fee shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. The Manager shall calculate each quarterly installment of the Management Fee, and deliver such calculation to the Company within thirty (30) days following the last day of each calendar quarter. The Company shall pay the Manager each installment of the Management Fee within five (5) Business Days after the date of delivery to the Company of such calculation.

(c) The Manager is entitled to Incentive Compensation that consists of five tranches (the “Initial Award”), and each tranche relates to a target number of shares of Common Stock equal to 2% of the total number of shares of Common Stock issued and outstanding as of the time such tranche is settled (the “Initial Award Target Amount”), if applicable. So long as the Manager continuously provides services to the Company, in accordance with the terms of this Agreement, until the end of the performance period applicable to a tranche of the Initial Award, the Manager is entitled to settlement of such tranche with respect to a number of shares of Common Stock ranging from 0% to 240% of the Initial Award Target Amount based on the level of achievement with respect to the performance goals applicable to such tranche, subject to and limited by the availability of such shares under the relevant equity compensation plan governing the Initial Award and, if such shares are not available, all or a portion of such tranche shall be settled in cash. The Initial Award shall be granted pursuant to an award agreement in substantially the form attached hereto as Exhibit B (the “Award Agreement”). Following the fifth anniversary of the date of this Agreement, the Manager will be entitled to additional Incentive Compensation on an annual basis (each, a “Subsequent Award”), and each Subsequent Award shall relate to at least a target number of shares of Common Stock equal to 2% of the total number of shares of Common Stock issued and outstanding as of the time such Subsequent Award is settled (the “Subsequent Award Target Amount”), if applicable. So long as the Manager continuously provides services to the Company, in accordance with the terms of this Agreement, until the end of the performance period applicable to a Subsequent Award, the Manager is entitled to settlement of such Subsequent Award with respect to a number of shares of Common Stock ranging from 0% to 240% of the Subsequent Award Target Amount based on the level of achievement with respect to the performance goals applicable to such Subsequent Award (as such performance goals may be adjusted with the consent of the Manager), subject to and limited by the availability of such shares under the relevant equity compensation plan governing the Subsequent Award and, if such shares are not available, all or a portion of such Subsequent Award shall be settled in cash. Each Subsequent Award shall be granted pursuant to an award agreement that is generally consistent with the Award Agreement (except to the extent any performance goals are modified in accordance with the foregoing). The Company shall use commercially reasonable efforts to adopt such equity compensation plans, the Award Agreement and obtain any approvals (including shareholder approvals, if applicable) necessary to permit the issuance of the Incentive Compensation contemplated by this Agreement. The Company shall take all such steps as may be required to cause any issuances and acquisitions of Common Stock as Incentive Compensation contemplated by this Agreement to qualify for an exemption under Section 16(b)of the Exchange Act, if applicable.

(d) The parties acknowledge that the Management Fee and the Incentive Compensation are intended in part to compensate the Manager and its Affiliates for the costs and expenses (other than reimbursable costs and expenses) they will incur hereunder, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement.

Section 7. Expenses of the Company.

(a) Subject to Section 7(b), the Manager shall be responsible for the out of pocket expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement or otherwise (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers or employees of the Manager or any of its Affiliates), including, without limitation, normal overhead expenses relating to the business or operation of the Manager (including rent, office furniture, fixtures and computer equipment), salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance (other than insurance specifically required under this Agreement) with respect to such personnel (“Manager Expenses”).

(b) The Company shall, and shall cause each of its Subsidiaries to, without duplication, pay all of its costs and expenses and reimburse the Manager or its Affiliates for documented costs and expenses of the Manager and its Affiliates to the extent incurred on behalf of the Company or such Subsidiary, as applicable, in accordance with this Agreement, other than Manager Expenses. The Manager shall not charge to the Company any expense reimbursable by the Company to the extent that the Manager has actually received reimbursement for such expenses from a third party. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses that are fairly allocable to the Company and its Subsidiaries in accordance with the Cost Allocation Policy shall be paid by the Company or its Subsidiaries, as applicable, and shall not be paid by the Manager or Affiliates of the Manager:

(i) fees, costs and expenses of outside counsel, accountants, auditors, appraisers, valuation experts, consultants, administrators, custodians, trustees and other similar outside advisors and service providers with respect to the Company and its Subsidiaries and their investments (including allocable compensation and expenses of Senior Advisors and Industry Advisors and allocable fees and expenses of Capstone and RPM related to the Company’s activities, and including the cost of any valuation of, or fairness opinion relating to, any investment or other asset or liability, or potential transaction, of the Company or its Subsidiaries);

(ii) fees, costs and expenses of identifying, investigating (and conducting diligence with respect to), evaluating, structuring, consummating, holding, monitoring, operating or selling potential and actual investments, including (A) legal, engineering, geological, accounting and environmental fees and expenses, (B) expenses incurred by the Company or its Subsidiaries in the operation, management, maintenance, development and exploitation of its investments, including amounts payable, distributable or reimbursable to the Technical and Operating Partners, third-party operators and joint venture partners not affiliated with KKR (whether or not such operators perform services on an exclusive basis for the Company (and its Subsidiaries) and Other KKR Funds) or similar persons, (C) brokerage commissions, clearing and settlement charges, investment banking fees, bank charges, placement, syndication and solicitation fees, arranger fees, sales commissions, and other investment, execution, closing and administrative fees, costs and expenses, (D) any travel-related costs and expenses incurred in connection therewith (including costs and expenses of accommodations and meals, costs and expenses related to attending trade association meetings, conferences or similar meetings for purposes of evaluating actual or potential investment opportunities, and with respect to travel on non-commercial aircraft, costs of travel at a comparable business class commercial airline rate), including any such expenses incurred in connection with attendance at meetings of the portfolio management committee, (E) expenses associated with portfolio and risk management, including bona fide hedging transactions in advance of and in connection with the acquisition, holding, operation, financing, refinancing or disposition of investments, including investments in currency, interest rate, and commodity futures, forwards and other hedging contracts, swaps and other derivative contracts or instruments, (F) fees, costs and expenses incurred in the organization, operation, administration, restructuring or winding up, dissolution and liquidation of any entities through which the Company or its Subsidiaries makes investments, and (G) fees, costs and expenses of outside counsel, accountants, auditors, consultants (including Capstone and RPM) and other similar outside advisors and service providers incurred in connection with designing, implementing and monitoring participation by portfolio companies in compliance and operational “best practices” programs and initiatives; provided, that in the event the Company co-invests with any Flagship Funds or Other KKR Funds, the Company shall only be responsible for its pro rata share of amounts reimbursable to the Manager and in the event the Company elects not to pursue such investment, and any Flagship Funds or Other KKR Funds consummate an investment, the Company shall not be responsible for any reimbursement;

(iii) any taxes, fees or other governmental charges levied against the Company or its Subsidiaries or on their respective assets;

(iv) fees, costs and expenses incurred in connection with any audit, examination, investigation or other proceeding by any taxing authority or incurred in connection with any governmental inquiry, investigation or proceeding, in each case, involving or otherwise applicable to the Company or its Subsidiaries, including the amount of any judgments, settlements, remediation or fines paid in connection therewith, excluding for the avoidance of doubt, (A) any expenses with respect to which the Manager would not be entitled to indemnification or advancement by reason of the limitations set forth in Section 8 of this Agreement, (B) any fine or penalty paid by the Manager or any other Affiliate of KKR to a governmental body of competent jurisdiction on the basis of a finding that the Manager or such Affiliate has breached any applicable duty to the Company or any of its Subsidiaries (it being understood for the avoidance of doubt that this subclause (ii) does not include any fine or penalty related to activities taken by the Manager or other Affiliates of KKR on behalf of the Company or its Subsidiaries) and (C) any taxes that are attributable to any equityholder of the Company or any of its Subsidiaries;

(v) fees, costs and expenses incurred in connection with legal, regulatory and tax compliance (including allocable compensation of KKR Personnel who are attorneys, accountants and tax advisors based upon actual hours engaged on matters related thereto) with U.S. federal, state, local, non-U.S. or other law and regulation relating to the activities of the Company or its Subsidiaries (including expenses relating to the preparation and filing of Form SHLA and/or other regulatory filings of KKR and its Affiliates relating to the activities of the Company or its Subsidiaries, including filings with the SEC, the U.S. Commodity Futures Trading Commission and compliance with the E.U. Alternative Investment Fund Managers Directive, but for the avoidance of doubt, excluding any ordinary course compliance with the Investment Advisers Act, such as the preparation of Form ADV, that do not relate directly to the affairs of the Company or its Subsidiaries);

(vi) fees, costs and expenses associated with the administration of the Company or its Subsidiaries, including in relation to raising capital and making distributions, the administration of assets, financial planning and treasury activities, the preparation and delivery of all Company financial statements and tax returns, other reports and notices and other required or requested information (including the cost of any third-party administrator that provides accounting and administrative services to the Company or its Subsidiaries), fees, costs and expenses incurred to audit such reports, provide access to such reports or information (including through a website or other portal) and any other operational, secretarial or postage expenses relating thereto or arising in connection with the distribution thereof (and including, in each case, technology and other administrative support therefor and allocable compensation and overhead of KKR Personnel engaged in the aforementioned activities and KKR Personnel providing oversight of any third-party administrator engaged in the aforementioned activities);

(vii) principal, interest on and fees, costs, charges and expenses relating to or arising out of all borrowings made by the Company or its Subsidiaries, including fees, costs and expenses incurred in connection with the negotiation and establishment of the relevant credit facility, credit support or other relevant arrangements with respect to such borrowings or related to securing the same by mortgage, pledge, or other encumbrance, if applicable;

(viii) fees, costs and expenses related to a disposition of securities by the Company or any of its Subsidiaries;

(ix) fees, costs and expenses incurred in connection with any amendments, restatements or other modifications to, and compliance with, this Agreement or any Governing Agreements of the Company or its Subsidiaries, including the solicitation of any consent, waiver or similar acknowledgment from the Board;

(x) fees, costs and expenses related to procuring, developing, implementing or maintaining information technology, data subscription and license-based services, risk analysis tools, research publications, materials, equipment and services, computer software or hardware and other electronic equipment used in connection with the Company and its Subsidiaries and their operation, administration and investment activities and otherwise used in connection with providing services to the Company or its Subsidiaries (including reporting as described herein), in connection with identifying, investigating (and conducting diligence with respect to) or evaluating, structuring, consummating, holding, monitoring, or selling potential and actual investments, or in connection with obtaining or performing research related to potential or actual investments, industries, sectors, geographies or other relevant market, economic, geopolitical or similar data or trends, including risk analysis software;

(xi) premiums and fees for insurance for the benefit of, or allocated to, the Company and its Subsidiaries (including directors’ and officers’ liability, errors and omissions or other similar insurance policies, and any other insurance for coverage of liabilities incurred in connection with the activities of, or on behalf of, the Company and its Subsidiaries including an allocable portion of the premiums and fees for one or more “umbrella” policies that cover the Company and its Subsidiaries, Other KKR Funds, KKR and Affiliates of KKR) and costs of Employee Retirement Income Security Act of 1974 fidelity bonds;

(xii) expenses of any actual or potential litigation or other dispute related to the Company or its Subsidiaries or any actual or potential investment (including expenses incurred in connection with the investigation, prosecution, defense, judgment or settlement of litigation and the appointment of any agents for service of process on behalf of the Company or its Subsidiaries) and other extraordinary expenses related to the Company or its Subsidiaries or actual or potential investment (including fees, costs and expenses that are classified as extraordinary expenses under generally accepted accounting principles in the United States), excluding for the avoidance of doubt, any expenses with respect to which the Manager would not be entitled to indemnification or advancement by reason of the limitations set forth in Section 8;

(xiii) fees, costs and expenses required under or otherwise related to the Company’s indemnification obligations under this Agreement, including advancement of any such fees, costs or expenses to Persons entitled to such indemnification, or other matters that are the subject of indemnification or contribution pursuant to Section 8 (but for the avoidance of doubt, without duplication);

(xiv) fees, costs and expenses incurred in connection with the dissolution, winding up of, liquidation and termination of the Company and/or its Subsidiaries;

(xv) all other third party costs and expenses of the Company and its Subsidiaries or the Manager and its Affiliates in connection with the business or operation of the Company and its Subsidiaries and their investments;

(xvi) Broken Deal Expenses (excluding such expenses that have reimbursed by third parties);

(xvii) in the case of each of the foregoing items, all similar items in connection with any entities (other than Subsidiaries) through which the Company or its Subsidiaries makes any investment, in each case to the extent not otherwise paid or borne by such Person; and

(xviii) Capstone Fees, RPM Fees, Service Costs and Regulated Broker-Dealer Fees, even if RPM were to become a subsidiary or Affiliate of KKR.

For the avoidance of doubt, Manager Expenses may include any of the fees, costs, expenses and other liabilities described above incurred in connection with services provided, or other activities engaged in, by the Manager and its Affiliates, in addition to third parties.

(c) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d) The Manager shall prepare a written expense statement in reasonable detail documenting the costs and expenses of the Company or its Subsidiaries, as applicable, incurred during each calendar quarter to be reimbursed by the Company or its Subsidiaries, as applicable, and shall use commercially reasonable efforts to deliver the same to the Company within forty-five (45) days following the end of the applicable calendar quarter (subject to reasonable delays resulting from delays in the receipt of information). The amounts payable for such cost and expense reimbursement shall be paid by the Company or its Subsidiaries, as applicable, within ten (10) days following delivery of the expense statement by the Manager. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company and its Subsidiaries.

(e) The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility; Indemnification

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. To the fullest extent permitted by law, the Manager and its Affiliates, including but not limited to their respective directors, officers, employees, agents, managers, trustees, control persons, partners, stockholders, and equityholders, will not be liable to the Company or any Subsidiary or any of their respective directors, officers, employees, agents, managers, trustees, control persons, partners, stockholders, and equityholders, for any acts or omissions by the Manager or its Affiliates, including by their respective directors, officers, employees, agents, managers, trustees, control persons, partners, stockholders, and equityholders, performed in accordance with and pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, the applicable Person committed bad faith, fraud, willful misconduct or gross negligence under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders, and equityholders, and directors, officers, employees, agents, managers, trustees, control persons, partners, stockholders and equityholders of the foregoing (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges, settlements and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any Proceeding related to the Company or acts or omissions of such Manager Indemnified Party in connection with this Agreement, except (i) in connection with any Proceedings that were caused by an internal dispute among Manager and its Affiliates, including but not limited to their respective directors, officers, employees, agents, managers, trustees, control persons, partners, stockholders, and equityholders and (ii) to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, a Manager Indemnified Party committed bad faith, fraud, willful misconduct or gross negligence under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, its Subsidiaries and the directors, officers, employees, agents and stockholders of the Company and its Subsidiaries and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, fraud, willful misconduct or gross negligence under this Agreement or (ii) any claims by the Manager’s or its Affiliate’s employees relating to the terms and conditions of their employment by the Manager or its Affiliate.

(c) In case any such claim, suit, action, investigation or Proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section 8(c) unless the failure to provide such notice results in material prejudice to the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith control and defend any such Claim (including any settlement thereof) with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8(c), also represent the indemnifying party in such Claim. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party; provided (i) such settlement is without any Losses (including equitable relief) whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Subject to the immediately prior sentence, the applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. The indemnifying party shall not be liable for any Losses associated with a settlement entered into by an Indemnified Party unless the indemnifying party consents to such settlement (such consent not to be unreasonably withheld, conditioned or delayed). If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for Losses incurred by such Indemnified Party in connection with any settlement of such Claim entered into by such Manager Indemnified Party in good faith. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d) Upon written request by a Manager Indemnified Party, the Company shall pay reasonable expenses (including attorney’s fees) incurred (or reasonably expected to be incurred) by such Manager Indemnified Party in defending or investigating a Proceeding in advance of the final disposition of such Proceeding; provided, that prior to payment (or advancement) by the Company of any such expenses, the Manager Indemnified Party shall provide an unsecured undertaking to the Company to repay all such amounts if it shall ultimately be determined that such Manager Indemnified Party is not entitled to be indemnified by the Company as authorized by this Section 8.

(e) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

(f) Notwithstanding that a Manager Indemnified Party may have certain rights to indemnification and/or advancement of expenses provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to an advancement of expenses or indemnification set forth herein, the Company: (i) shall be the indemnitor of first resort (i.e., its obligations to such indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitee are secondary); and (ii) shall be required to advance the full amount of expenses incurred by such indemnitee and shall be liable for the full amount of all liabilities, without regard to any rights such indemnitee may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of an indemnitee with respect to any proceeding for which such indemnitee has sought an advancement of expenses or indemnification from the Company shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Company.

(g) Notwithstanding anything to the contrary herein or otherwise, the rights and protections provided under this Section 8 shall be in addition to any rights to indemnification, reimbursement, advancement of expenses, exculpation or other rights and protections of any Manager Indemnified Party under the Governing Agreements of the Company or any Subsidiary, any agreement between the Company or any Subsidiary, on the one hand, and any Manager Indemnified Party, on the other, any action by the Board or stockholders of the Company or any equivalent governing body or equityholders of any Subsidiary, or applicable law.

Section 9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal; Termination Without Cause.

(a) This Agreement became effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically at the end of the Initial Term and each subsequent Automatic Renewal Term (as defined below) for an additional three-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

(b) Notwithstanding any other provision of this Agreement to the contrary, upon the written notice to the Manager at least one hundred eighty (180) days’ prior to the expiration of the Initial Term or any Automatic Renewal Term (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then-current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative determination by at least two-thirds (2/3) of the Independent Directors reasonably and in good faith that (1) there has been unsatisfactory long-term performance by the Manager that is materially detrimental to the Company and its Subsidiaries taken as a whole or (2) the Management Fee and Incentive Compensation payable to the Manager, in the aggregate, is materially unfair and excessive compared to those that would be charged by a comparable asset manager managing assets comparable to the assets of the Company, subject to Section 10(c) below. In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”). The Company may terminate this Agreement for Cause pursuant to Section 12 even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c) Notwithstanding the provisions of subsection (b) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that at least two-thirds (2/3) of the Independent Directors have determined that the Management Fee and Incentive Compensation is materially unfair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that at least two-thirds (2/3) of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Management Fee and/or Incentive Compensation by delivering to the Company, not less than one hundred twenty (120) days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Management Fee and/or the Incentive Compensation.

Thereupon, the Company and the Manager shall endeavor to negotiate the Management Fee and/or Incentive Compensation in good faith. Provided that the Company and the Manager agree to a revised Management Fee and/or Incentive Compensation or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee and/or the Incentive Compensation or other compensation structure shall be the revised Management Fee and/or Incentive Compensation or other compensation structure as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee, Incentive Compensation, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Management Fee and/or Incentive Compensation or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

(d) Notwithstanding the provisions of subsection (b) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that there has been materially unsatisfactory long-term performance by the Manager that is materially detrimental to the Company and its Subsidiaries taken as a whole, the Company shall not have the foregoing nonrenewal right in the event the Manager has addressed the underlying performance issues, as reasonably determined in good faith by at least two-thirds (2/3) of Independent Directors, during the one hundred twenty (120) day period following the delivery of the applicable Termination Notice.

(e) No later than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(d).

(f) Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other and the terms and provisions hereof shall terminate, except as provided in Section 3(a), Section 5, Section 7, Section 8 and Section 14 of this Agreement.

(g) The Manager shall cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 11. Assignments.

(a) Assignments by the Manager. Other than as set forth in the remainder of this Section 11, this Agreement shall be assignable by the Manager only with the prior consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, at any time without the approval of the Company and without the approval of the Company’s Independent Directors, (i) assign this Agreement to one or more Balance Sheet Affiliates and (ii) delegate to one or more Balance Sheet Affiliates, including sub-advisors where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Balance Sheet Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s approval under the Investment Company Act or the Company’s consent under the Investment Advisers Act (but if such approval or consent is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b) Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager.

Section 12. Termination for Cause.

(a) The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, upon the occurrence of a Cause Event.

(b) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c) The Manager or the Company may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 13. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if payable, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries; and

(c) deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Manager, provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 5 hereof with respect to the retained documents.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company or its Subsidiaries shall be held in the name of the Company or any Subsidiary, and in the case of securities and funds of the Company, shall be maintained by a qualified custodian in the name of the Company or any Subsidiary in accordance with applicable law. The Manager shall not be liable to the Company or any Subsidiary or their respective directors, officers, employees, agents, managers, trustees, control persons, partners, stockholders, and equityholders for any acts or omissions by the Company in connection with the money or other property held by such custodian(s) in accordance with this Section. The Company shall indemnify the Manager and its Affiliates and their respective directors, officers, employees, agents, managers, trustees, control persons, partners, stockholders, and equityholders and agents, against any and all Losses which arise in connection with the Manager’s proper release or direction of such money or other property to the Company’s custodian(s) in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 15. Representations and Warranties.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Agreements of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Agreements of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16. Miscellaneous.

(a) Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by U.S. Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received or (iv) posted on a password protected website maintained by the Manager and for which the Company has received access instructions by electronic mail, when posted:

The Company:	Crescent Energy Company
600 Travis St., Suite 7200
Houston, Texas 77002
Attention: Bo Shi, General Counsel
Email: Bo.Shi@independenceenergy.com

with a copy to:

The Manager:	KKR Energy Assets Manager LLC
600 Travis St., Suite 7200
Houston, Texas 77002
Attention: Jason Carss
Email: Jason.Carss@kkr.com

(b) Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein. Except for Section 3, Section 8 and Section 14, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Arbitration. Each party shall use its reasonable efforts to resolve any dispute among the parties that relates to this Agreement and to settle any such dispute through joint cooperation and consultation. Any dispute with respect to the interpretation of, or relating to any alleged breach of, this Agreement that the parties are unable to settle within sixty (60) days, as set forth in the preceding sentence, shall be resolved by final and binding arbitration before a single arbitrator selected and serving under the Commercial Arbitration Rules of the American Arbitration Association who shall be (i) an attorney, (ii) have at least 15 years of relevant arbitration experience and (iii) be reasonably familiar with the energy industry. Any such arbitration shall be held in Houston, Texas unless another location is mutually agreed upon by the parties to such arbitration. Such arbitration shall be the exclusive remedy hereunder with respect to any dispute relating to this Agreement; provided, however, that nothing contained in this Section 16(h) shall limit any party’s right to bring (a) post-arbitration actions seeking to enforce an arbitration award or (b) actions seeking emergency or temporary injunctive or other similar temporary relief (pending the resolution of the arbitration contemplated herein) in the event of a breach or threatened breach of any of the provisions of this Agreement. If this Section 16(g) is for any reason held to be invalid or otherwise inapplicable with respect to any dispute, then any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the state or U.S. federal courts in the State of Delaware. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non-exclusive jurisdiction of the courts of the United States and the State of Delaware; (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum; (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement); (iv) waives any right of immunity which it has or its assets may have at any time; and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including the making, enforcement or execution of any order or judgment against any of its property. Each party shall use best efforts to cause any proceeding conducted pursuant to this Section 16(h) to be held in confidence by the American Arbitration Association, the arbitrator and each of the parties to such proceeding and their respective Affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their respective Affiliates and the arbitrator as confidential business information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrator without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by applicable law or to enforce any award of the arbitrator. The party whom the arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees incurred with respect to such arbitration.

(h) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(i) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(j) Costs and Expenses. Each party shall bear its costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

(k) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(l) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(m) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

CRESCENT ENERGY COMPANY

By:	/s/ David C. Rockecharlie
Name: David C. Rockecharlie
Title: Chief Executive Officer

KKR ENERGY ASSETS MANAGER LLC

By:	/s/ Jason Carss
Name: Jason Carss
Title: Authorized Signatory

[Signature Page to Management Agreement]

Exhibit A

Investment Guidelines

The objective of the Company is to generate attractive risk-adjusted returns and cash distributions to shareholders, capital appreciation and long-term exposure to oil and natural gas prices through a diverse portfolio of oil and natural gas properties. In connection therewith, the Company will invest in onshore investment opportunities in the lower 48 states of the United States with a core focus on investments in (a) oil and gas working interests; (b) minerals and royalties; and (c) opportunistic financings, in each case structured either through asset-level investments or through structured investments in businesses owning these interests and/or related assets.

The Company will seek to differentiate itself as an energy company through a combination of (i) disciplined business strategy focused on cash-on-cash returns; (ii) the unique management capabilities of the Manager; (iii) proactive efforts to optimize cost of capital; (iv) operational value-add; (v) flexible investment horizon; and (vi) best-in-class management of ESG and sustainability impacts. The portfolio of investments will be managed holistically to optimize the attractiveness as a going-concern oil and gas company to prospective investors, including with regard to all asset-level decisions.

The Company will seek to limit its exposure to particular categories of assets by not making new investments which would cause any of the following conditions to become true: (A) more than 25% of the Company’s NAV being comprised of opportunistic financings, including those in the midstream sector, (B) more than 25% of the Company’s NAV being comprised of enhanced oil recovery projects, (C) more than 25% of the Company’s NAV being comprised of mineral and royalty interests, (D) more than 50% of the Company’s NAV being comprised of gas focused assets, (E) 50% of the Company’s NAV being comprised of assets operated by the same operator or (F) more than 66.7% of the Company’s NAV being comprised of assets in one geologic basin. In addition, neither the Company nor any of its Subsidiaries will engage in wildcatting, speculation or service businesses.

For purposes of this Exhibit A, “NAV” means, as reasonably determined by the Manager in good faith in accordance with the Investment Guidelines, as such policies and procedures may be modified by KKR’s valuation committee with the approval of the Board, the Company’s net asset value based on (a) the Company’s gross asset value and (b) the liabilities of the Company and its pro rata share of the liabilities of the Company’s direct and indirect Subsidiaries at such time, as adjusted by the Manager as it reasonably determines is appropriate to reflect distributions, contributions, investments, acquisitions, dispositions, capital expenditures, expenses, obligations, liabilities, income or other events occurring after such date through the applicable date of any determination.

A-1

Exhibit B

CRESCENT ENERGY COMPANY

2021 MANAGER INCENTIVE PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Crescent Energy Company 2021 Manager Incentive Plan, as amended from time to time (the “Plan”), Crescent Energy Company, a Delaware corporation (the “Company”), hereby grants to KKR Energy Assets Manager LLC, a Delaware limited liability company (the “Participant”), the number of Restricted Stock Units subject to performance-based vesting (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	KKR Energy Assets Manager LLC

Date of Grant:	December 6, 2021

Award Type and Description:

This Award is granted pursuant to Article IX of the Plan. This Award represents the right to receive shares of Common Stock in an amount ranging from 0% to 240% of each Target PSU (as defined below), subject to the terms and conditions set forth herein and in the Agreement.

Each Target PSU corresponds to a number of shares of Common Stock equal to 2% of the total number of shares of Common Stock outstanding on each Performance Period End Date (as defined below).

Following the Committee’s certification of the level of achievement with respect to the Performance Goals (as defined below) following each Performance Period End Date, a portion of each Target PSU ranging from 0% to 240% of the Target PSU shall be deemed the “Earned Amount.” The Participant’s right to receive settlement of the applicable Earned Amount for a given Performance Period (as defined below) shall vest and become nonforfeitable as of the Performance Period End Date prior to such certification.

Target Number of PSUs:	5 (collectively the “Target PSUs” and each a “Target PSU”)

Performance Period:

December 7, 2021 (the “First Performance Period Commencement Date”) through December 6, 2024 (the “First Performance Period End Date” and such period, the “First Performance Period”);

December 7, 2022 (the “Second Performance Period Commencement Date”) through December 6, 2025 (the “Second Performance Period End Date” and such period, the “Second Performance Period”);

December 7, 2023 (the “Third Performance Period Commencement Date”) through December 6, 2026 (the “Third Performance Period End Date” and such period, the “Third Performance Period”);

December 7, 2024 (the “Fourth Performance Period Commencement Date”) through December 6, 2027 (the “Fourth Performance Period End Date” and such period, the “Fourth Performance Period”); and

December 7, 2025 (the “Fifth Performance Period Commencement Date”) through December 6, 2028 (the “Fifth Performance Period End Date” and such period, the “Fifth Performance Period”).

Each of the First Performance Period Commencement Date, the Second Performance Period Commencement Date, the Third Performance Period Commencement Date, the Fourth Performance Period Commencement Date and the Fifth Performance Period Commencement Date are referred to as a “Performance Period Commencement Date” with respect to the applicable period and each of the First Performance Period End Date, the Second Performance Period End Date, the Third Performance Period End Date, the Fourth Performance Period End Date and the Fifth Performance Period End Date are referred to as a “Performance Period End Date” with respect to the applicable period.

Each of First Performance Period, Second Performance Period, Third Performance Period, Fourth Performance Period and Fifth Performance Period are referred to as a “Performance Period.”

Performance Goals:	The “Performance Goals” are based on the Company’s achievement with respect to the performance goals described in Exhibit B attached hereto.

Settlement:	Subject to Section 3 of the Agreement, settlement of this Award shall be made solely in shares of Common Stock, which shall be delivered to the Participant in accordance with the Agreement.

By its signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Performance Stock Unit Grant Notice (this “Grant Notice”). The Participant acknowledges that it has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts or through an electronic administrative system designated by the Company), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

2

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

CRESCENT ENERGY COMPANY

By:
Name:
Title:
Date:

The foregoing agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the Participant.

KKR ENERGY ASSETS MANAGER LLC

By:
Name:
Title:
Date:

3

EXHIBIT A

PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Crescent Energy Company, a Delaware corporation (the “Company”), and KKR Energy Assets Manager LLC, a Delaware limited liability company (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.    Award. In consideration of the Participant’s past and/or continued service to the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the Target PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent earned and vested, (i) this Award represents the right to receive shares of Common Stock in an amount ranging from 0% to 240% of the Target PSUs and (ii) each Target PSU represents the right to receive a number of shares of Common Stock equal to 2% of the total number of shares of Common Stock outstanding on each Performance Period End Date, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until any portion of this Award vests and becomes earned in the manner set forth in the Grant Notice, the Participant will have no right to receive any Common Stock or other payments in respect of this Award, except as otherwise specifically provided for in the Plan or this Agreement (including Section 4(b)). Prior to settlement of this Award, the Target PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.    Earning and Vesting of PSUs.

(a)    Except as otherwise set forth in Section 2(b), the Earned Amount for each Performance Period shall be determined with respect to a single Target PSU for such Performance Period based on the extent to which the Company has satisfied the Performance Goals set forth in the Grant Notice, which shall be determined by the Committee in its sole discretion following the end of such Performance Period as described in Exhibit B attached hereto. By way of example, (i) if the level of achievement with respect to the Absolute TSR Performance Goal is 145% for a given Performance Period, then the Earned Amount with respect to the 0.6 Target PSU that is subject to the Absolute TSR Performance Goal is equal to 300%, which means that 180% (300% times 0.6) of the Target PSU shall have been earned; (ii) if the level of achievement with respect to the Relative TSR Performance Goal is equal to or greater than the 80th percentile for the same Performance Period, then the Earned Amount with respect to the 0.4 Target PSU that is subject to the Relative TSR Performance Goal is equal to 150%, which means that 60% (150% times 0.4) of the Target PSU shall have been earned; and (iii) the total Earned Amount with respect to the Target PSU for such Performance Period is determined to be 240% (180% plus 60%) of the Target PSU for such Performance Period, which is equivalent to a number of shares of Common Stock equal to 4.8% of the total number of shares of Common Stock outstanding on the applicable Performance Period End Date. To the extent that a Target PSU does not become earned during the corresponding Performance Period, such Target PSU shall be automatically forfeited without further notice and at no cost to the Company. In the event of the termination of that certain Management Agreement among the Company and the Participant, as amended from time to time (the “Management Agreement”) while any Target PSUs remain unearned (but after giving effect to any accelerated vesting pursuant to Section 2(b)), such unearned Target PSUs (and all rights arising from such Target PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b)    Upon the occurrence of a Change in Control or a complete liquidation or dissolution of the Company, the Earned Amount with respect to all unearned Target PSUs shall immediately be deemed to be 100% of such Target PSUs on the Control Change Date or the date of liquidation or dissolution, as applicable, if the Management Agreement has not been terminated prior to such Control Change Date or such date of liquidation or dissolution, as applicable.

3.    Settlement of PSUs. As soon as administratively practicable following each Performance Period End Date, but in no event later than 30 days thereafter, the Company shall deliver to the Participant a number of shares of Common Stock equal to the Earned Amount with respect to the Target PSU for the Performance Period, provided, however, that, notwithstanding anything contained herein to the contrary, if insufficient shares of Common Stock remain available under the Plan to be delivered in settlement of the Earned Amount, the Company shall deliver to the Participant a cash amount equal to the product of the Fair Market Value on such Performance Period End Date and the number of shares of Common Stock that could not be delivered. All Common Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of Common Stock shall not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

4.    Rights as a Stockholder; Dividends.

(a)    The Participant shall have no rights as a stockholder of the Company with respect to any Common Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Common Stock, except as otherwise specifically provided for in the Plan or this Agreement; provided, however, that the Participant shall be entitled to participate in the gains and losses of the Company with respect to the Target PSUs granted hereunder.

(b)    The Participant will have no right to receive any dividends or other distribution with respect to a Target PSU unless and until shares of Common Stock have been delivered in respect of the Earned Amount determined with respect to such Target PSU, if any, in accordance with the terms and conditions of this Agreement.

5.    Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in any federal, state, local and/or foreign tax obligations applicable to the Participant, to the extent required under applicable law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of such obligations.

6.    Non-Transferability. Except as otherwise determined by the Committee, the Award may not be transferred at any time prior to becoming earned, vested and settled.

7.    Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. No Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended, is in effect at the time of such issuance with respect to the shares to be issued or (b) shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act of 1933, as amended. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed to be necessary for the lawful issuance and sale of any Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

8.    Legends. If a stock certificate is issued with respect to Common Stock delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Common Stock is then listed. If the shares of Common Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

9.    Lock-Up Period. If so requested by the Company or any representative of the underwriters in connection with any offering of the Company’s securities (an “Offering”), the Participant (or other holder) shall not sell or otherwise transfer or distribute any Common Stock or other securities of the Company (or any securities convertible or exchangeable or exercisable for Common Stock or engage in any hedging transactions relating to Common Stock) during such period as may be requested in writing by such underwriters and agreed to in writing by the Company.

10.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing. Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

11.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

12.    Agreement to Furnish Information. The Participant agrees to cause to be furnished to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

13.    Entire Agreement; Amendment. This Agreement and the provisions of the Management Agreement that relate to this Award constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Target PSUs granted hereby. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

14.    Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

15.    Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Common Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

16.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.

17.    Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and any Affiliate of the Participant to whom the Target PSUs may be transferred.

18.    Headings. Headings are for convenience only and are not deemed to be part of this Agreement.

19.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Award is intended to be exempt from the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that this Award is exempt from or compliant with Section 409A and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

EXHIBIT B

PERFORMANCE GOALS FOR PERFORMANCE STOCK UNITS

For each Performance Period, the performance goals for (i) 60% of the Target PSU (the “Absolute TSR Portion”) shall be based on the Company’s absolute total stockholder return (“Absolute TSR”) during the applicable Performance Period (the “Absolute TSR PSUs”) and (ii) 40% of the Target PSU (the “Relative TSR Portion”) shall be based on the relative total stockholder return (“Relative TSR” and together with Absolute TSR, the “Performance Goals”) ranking of the Company as compared to the Company’s Performance Peer Group during the applicable Performance Period (the “Relative TSR PSUs”). The Committee, in its sole discretion, shall have final authority to make factual determinations, interpret any ambiguities and resolve any and all issues with respect to the Performance Goals.

Absolute TSR Performance Goal

For each Performance Period, the Committee, in its sole discretion, will review, analyze and certify the Company’s Absolute TSR in order to determine the Earned Amount with respect to the Absolute TSR Portion for such Performance Period in accordance with the table below.

Absolute TSR (%)	Earned Amount (% of Absolute TSR Portion)*
<25%	0%
25%	100%
55%	150%
85%	200%
115%	250%
145%	300%

*	The Earned Amount for performance between the achievement levels shall be calculated using linear interpolation.

Calculation of Absolute TSR

The Company’s Absolute TSR annualized for the applicable Performance Period will be calculated based on the following formula, which shall then be multiplied by 100 such that the result is expressed as a percentage:

For purposes of the preceding formula, the following terms shall have the meanings specified below:

“Beginning Share Price” means (i) with respect to the First Performance Period, the volume-weighted average price per share of Common Stock for the 20 consecutive trading days beginning on and including the First Performance Period Commencement Date or (ii) with respect to each Performance Period other than the First Performance Period, the volume-weighted average price per share of Common Stock for the 20 consecutive trading days immediately preceding the applicable Performance Period Commencement Date.

“Cumulative Dividends” means the aggregate amount of dividends and other distributions paid on a share of Common Stock during the applicable Performance Period, assuming that such dividends and other distributions were reinvested in the Company as of the applicable ex-dividend dates during the applicable Performance Period.

“Ending Share Price” means the volume-weighted average price per share of Common Stock for the 20 consecutive trading days immediately preceding the applicable Performance Period End Date.

Relative TSR Performance Goal

For each Performance Period, the Committee, in its sole discretion, will review, analyze and certify the Company’s Relative TSR in order to determine the Earned Amount with respect to the Relative TSR Portion for such Performance Period in accordance with the table below.

Relative TSR Percentile Ranking	Earned Amount (% of Relative TSR Portion)*
<20th Percentile	0%
20th Percentile	50%
40th Percentile	75%
60th Percentile	100%
70th Percentile	125%
≥80th Percentile	150%

*	The Earned Amount for performance between two different performance levels shall be calculated using linear interpolation.

Determination of Relative TSR

The total stockholder return for the Company shall be determined using the Absolute TSR formula set forth above. The total stockholder return for each member of the Performance Peer Group will be calculated by dividing (i) (a) the volume-weighted average price per share of such entity’s common stock for the 20 consecutive trading days immediately preceding the Performance Period End Date minus (b) the volume-weighted average price per share of such entity’s common stock for the 20 consecutive trading days immediately preceding the applicable Performance Period Commencement Date plus (c) the aggregate amount of dividends and other distributions paid per share of such entity’s common stock during the applicable Performance Period (assuming that such dividends and other distributions were reinvested in the applicable entity as of the applicable ex-dividend dates during the applicable Performance Period) by (ii) the volume-weighted average price per share of such entity’s common stock for the 20 consecutive trading days immediately preceding the applicable Performance Period Commencement Date.

To determine the Company’s ranking for the Performance Period, total stockholder return will be calculated for the Company and each entity in the Performance Peer Group. The entities will be arranged by their respective total stockholder return (highest to lowest) and the rank of the Company within the Performance Peer Group will be determined.

Performance Peer Group

The Company’s “Performance Peer Group” for purposes of this Agreement shall consist of the following companies:

Ticker	Name
MRO	Marathon Oil Corporation
OVV	Ovintiv Inc.
APA	APA Corporation
EQT	EQT Corporation
AR	Antero Resources Corporation
CHK	Chesapeake Energy Corporation
RRC	Range Resources Corporation
MTDR	Matador Resources Company
PDCE	PDC Energy, Inc.
SWN	Southwestern Energy Company
MUR	Murphy Oil Corporation
DEN	Denbury Inc.
MGY	Magnolia Oil & Gas Corporation
SM	SM Energy Company
CRC	California Resources Corporation
CNX	CNX Resources Corporation
CPE	Callon Petroleum Company
WLL	Whiting Petroleum Corporation
OAS	Oasis Petroleum Inc.
CRK	Comstock Resources, Inc.

In the event a member of the Performance Peer Group files for bankruptcy or liquidates due to an insolvency or is delisted due to failure to meet a national securities exchange’s minimum market capitalization requirement, such entity shall continue to be treated as a member of the Performance Peer Group, and the volume-weighted average price per share of such entity’s common stock for the 20 consecutive trading days immediately preceding the applicable Performance Period End Date shall be treated as $0 if the common stock of such entity is no longer listed or traded on a national securities exchange on the applicable Performance Period End Date (and if multiple members of the Performance Peer Group file for bankruptcy or liquidate due to an insolvency or are delisted, such members shall be ranked in order of when such bankruptcy, liquidation or delisting occurs, with earlier bankruptcies, liquidations or delistings ranking lower than later bankruptcies, liquidations or delistings).

In the event of a merger or other business combination involving one member of the Performance Peer Group or the formation of a new parent company by a member of the Performance Peer Group in which, immediately after the transaction, substantially all of the assets and liabilities of the surviving, resulting, successor entity, or new parent company, as the case may be, consist of the equity interests in the original member of the Performance Peer Group or the assets and liabilities of the original member of the Performance Peer Group immediately prior to the transaction, the surviving, resulting, successor entity, or new parent company, as the case may be, shall be substituted for the original member of the Performance Peer Group to the extent (and for such period of time) that the common stock (or similar equity securities) of the surviving, resulting, successor entity, or new parent company, as the case may be, is listed or traded on a national securities exchange but the common stock of the original member of the Performance Peer Group is not. In the event of a merger or other business combination of two members of the Performance Peer Group (including, without limitation, the acquisition of one member of the Performance Peer Group, or all or substantially all of its assets, by another member of the Performance

Peer Group), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Performance Peer Group, provided that the common stock (or similar equity securities) of such entity is listed or traded on a national securities exchange on the Performance Period End Date. With respect to the preceding two sentences, the volume-weighted average price per share of the applicable entity’s common stock (or similar equity securities) shall be equitably and proportionately adjusted to the extent necessary to mitigate the impact of the applicable transaction and preserve the intended incentives of this Award.